EXHIBIT 10.16

                      EMPLOYMENT AGREEMENT


  This Employment Agreement ("Agreement") between Lions Gate Entertainment Corp. and its subsidiaries and parent companies (collectively "Lions Gate") and Gordon Keep ("Employee") is entered into and is effective as of October 1, 2000 with respect to the following:

  1. EMPLOYMENT. Lions Gate hereby agrees to employ Employee as a Senior Vice President. Employee hereby agrees to accept such employment under the terms and conditions set forth below. During the term, you shall be based at Lions Gate's offices in Vancouver, British Columbia, but shall agree to travel as reasonably required by your employment duties and responsibilities hereunder.

  2, TITLE: Senior Vice President reporting to the CEO of Lions
  Gate, provided that it is understood and agreed that Employee's title and reporting responsibility may be changed by Lions Gate during the Term.

  3. TERM: Commencing as of the effective date and ending September 30, 2001. The foregoing notwithstanding, Lions Gate shall have the right ("Option Right"), but not the obligation, to extend the term of this Agreement for an additional one (1) year period up to and including September 30, 2002. The Option Right shall be deemed exercised if Lions Gate does not give Employee written notice that Lions Gate is not exercising the Option Right on or before July 31, 2001.

  4. BASE SALARY: (a) Commencing October 1, 2000 until September 30, 2001, Employee's s base salary shall be three hundred twenty five thousand Canadian dollars ($325,000.00), subject to normal statutory deductions; (b) in the event that Lions Gate elects to continue your employment for an additional one year period as set forth above, commencing October 1, 2001 until September 30, 2002, Employee's s base salary shall be three hundred fifty thousand Canadian dollars ($350,000.00), subject to normal statutory deductions.

  5. BONUS: (a.) You shall receive a bonus payment in the amount of US$25,000 upon the execution hereof, subject to normal statutory deductions.

  (b) You shall receive a bonus payment in the amount of US$25,000 the first business day following January 1, 2001, subject to normal statutory deductions.

  (c) In addition, Employee shall be entitled to participate in management bonus plans, schemes, or arrangements which are approved by Lions Gate's board of directors or senior management.

  6. BENEFITS: (a) Employee shall be immediately eligible for all Employee Benefits which shall include four weeks vacation, accruable at the rate of four weeks per year per Lions Gate's standard benefit program, life insurance with minimum coverage of C$500,000.00, a medical plan, dental plan, and long term disability insurance per Lions Gate standard benefit program.

  (b) Employee shall be entitled to a cellular phone, paid parking and residential fax machines for business use.

  7.  SERVICES:   Except as set forth in this paragraph below,
  Employee's services shall be exclusive to Lions Gate during the Term on a full time basis. Employee shall render such services as are customarily rendered by persons in Employee's capacity in the motion picture industry and as may be

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  reasonably requested by Lions Gate.  Employee hereby agrees to comply with all reasonable requirements, directions and requests, and with all reasonable rules and regulations made by Lions Gate in connection with the regular conduct of its business; to render services during Employee's employment hereunder in a competent, conscientious and professional manner, and as instructed by Lions Gate in all matters, including those involving artistic taste and judgment, but there shall be no obligation on Lions Gate to cause or allow Employee to render any services, or to include all or any of your work or services in any motion picture or other property or production.

  The forgoing notwithstanding, Employee shall be permitted to undertake the following activities and engagements provided that such activities and engagements (i) do not interfere with Employee's services hereunder, (ii) do not result in a breach of Employee's fiduciary obligations to Lions Gate, and (iii) do not give rise to competition or conflicts of interest with Lions Gate's business and/or Lions Gate's business objectives:

       a.  Accept directorships for other third party companies
       ("Companies")) provided that Lions Gate's written approval for directorships in Companies in the entertainment, film production, and/or film distribution business shall be required.

       b. Engage in other administrative, management and business pursuits.

  8. CONFIDENTIAL INFORMATION; RESULTS AND PROCEEDS: Employee hereby expressly agrees that while employed by Lions Gate Employee will not disclose any confidential matters of Lions Gate prior to, during or after your employment including the specifics of this contract. In addition, Employee agrees that Lions Gate shall own all rights of every kind and character throughout the universe, in perpetuity to any material and/or idea suggested or submitted by Employee or suggested or submitted to Employee by a third party that occurs during the Term and are within the scope of Employee's employment and responsibilities hereunder. Employee agrees that during the Term, Lions Gate shall own all other results and proceeds of your services that are related to your employment and responsibilities hereunder.

  9.  RENEWAL:   In the event that Lions Gate exercises the
  Option Right, Employee agrees that for the period commencing ninety (90) days prior to the conclusion of the Term, Employee will, for the following thirty (30) days, enter into exclusive negotiations regarding the extension of your employment with Lions Gate. If at the end of the Term, Employee and Lions Gate are unable to reach an agreement regarding the extension of Employee's employment with Lions Gate, Employee's employment with Lions Gate shall continue on a month to month basis at the same terms contained in this agreement unless terminated by Lions Gate or Employee upon 30 days prior written notice.

  10. STOCK OPTIONS: In addition to Employee's current grant of options to acquire 100,000 shares of Lions Gate at C$5.25 per share (expiring November 12, 2002), Lions Gate has granted Employee the right to acquire (the "Option") 75,000 shares of Lions Gate stock at $2.55 per share (expiring August 15,
  2005), said right to vest in accordance with the Memorandum from Jon Feltheimer to Frank Giustra, dated September 20, 2000, which Memorandum is attached hereto and incorporated by this reference.


  All stock options shall be subject to the provisions of the Lions Gate's Employees' and Directors' Equity Incentive plan

  In the event that Lions Gate does not exercise the Option
  Right, the stock options set forth in paragraph 10 (c) shall vest on September 30, 2001.

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  In the event of a "Change of Control", all stock options shall vest

  Change of Control shall mean:

          (a) After the conclusion of the pending merger between Lions Gate and Trimark Holdings, Inc., any person acquires or becomes the beneficial owner of, or a combination of persons acting in concert acquires or becomes the beneficial owner of, directly or indirectly, more than 35% of the voting securities of the Lions Gate, whether through the acquisition of previously issued and outstanding voting securities that have not been previously issued, or any combination thereof, or any other transaction having a similar effect;

          (b) Any resolution is passed or any action or proceeding is taken with respect to the liquidation, dissolution or winding-up of the Lions Gate;

          (c) 35% or more of the issued and outstanding voting securities of the Lions Gate become subject to a voting trust not controlled by the Lions Gate's current senior management;

          (d) Lions Gate sells, leases or otherwise disposes of all or substantially all of its assets and undertaking, whether pursuant to one or more transactions;

          (e) Lions Gate or any subsidiary or affiliate enters into any transaction or arrangement which would have the same effect as the transactions referred to in paragraphs (c) and (d);

          (f) If Lions Gate amalgamates with a third party entity and following such amalgamation Lions Gates shareholders represent less than 50% of the voting securities then outstanding

  11. NOTICES: All notices to be given pursuant to this agreement shall be effected either by personal delivery in writing as follows:

             LIONS GATE:

             Lions Gate Entertainment Corp
             5750 Wilshire Boulevard, Suite 501
             Los Angeles, California 90036
             Attention:  Jon Feltheimer and General Counsel

             EMPLOYEE:

             Gordon Keep
             c/o Lions Gate Entertainment Corp
             Three Bentall Centre
             Suite 3123
             PO Box 49139
             595 Burrard Street
             Vancouver, British Columbia V7X 1J1

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  12.  COMPLETE AGREEMENT; MODIFICATIONS.  Each party to this agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this agreement shall be valid or binding. This agreement embodies the complete agreement and understanding between the parties and supersedes all prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof. Any modification of this agreement will be effective only if it is in writing and signed by the party to be charged.

  13. LAWS. This agreement shall be governed by the internal laws of the Province of British Columbia. This Agreement may be executed via facsimile and/or in counter-parts and all such counter-parts and/or facsimile copies shall be deemed one and the same and an original of this Agreement.

  14.  WAIVERS.   Failure to require compliance with any
  provision or condition provided for under this agreement at any one time, or several times, shall not be deemed a waiver or relinquishment of such provision or condition at any other time.

  15. ASSIGNMENT. Employee shall not assign any of his rights or delegate any of his duties under this agreement.

  16.  TERMINATION AND NON - RENEWAL.

  This Agreement shall terminate upon the happening of any one or more of the following events:

       a. The mutual written agreement between Lions Gate and Employee; or

       b.  The death of Employee; or

       c. Employee's having become so physically or mentally disabled as to be incapable, even with a reasonable accommodation, of satisfactorily performing his duties hereunder for a period of one hundred and twenty (120) days or more, or

       d. The determination on the part of Lions Gate that "cause" exists for termination of this Agreement; "cause" being defined as any of the following: 1) Employee's conviction of a felony or plea of nolo contendere to a felony; except a felony related to a traffic violation
       2) commission, by act or omission, of any material act of dishonesty in the performance of Employee's duties hereunder; 3) material breach of this Agreement by Employee, or 4) any act of misconduct by Employee having a substantial material adverse effect on the business or reputation of Lions Gate.

       e. Lions Gate may terminate this Agreement without cause upon written notice, whereupon you shall be entitled to receive the greater of the following: (i) the balance of your salary through the balance of the term plus the cash value of the insurance benefits that you are entitled to receive from the date of termination through the expiration of the Term; and (ii) the amount that you are reasonably entitled to receive under applicable law. Lions Gate shall not be entitled to assert your failure to mitigate as a defense to the payments that you are entitled receive hereunder.

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  In the event that this Agreement is terminated pursuant to this Paragraph, neither Lions Gate nor Employee shall have any remaining duties or obligations hereunder, except that Lions Gate shall pay to Employee or his representatives, only such compensation as is earned under Paragraph 4 or 16 (e) as of the date of termination, as well as any accrued vacation benefits which remain unused through the date of termination except with respect to the following:

  In the event of a termination under paragraph 16 (b) and (c) hereunder, all stock options, whether vested or unvested, shall be exercisable for a period of not less than 365 days following the date of termination. In the event of a termination under paragraph 16 (a) or (d) or (e) hereunder, all vested stock options shall be exercisable for a period of not less than 180 eighty days following the date of termination.

  17. TRADE SECRETS. The parties acknowledge and agree that during the term of this Agreement and in the course of the discharge of his duties hereunder, Employee shall have access to and become acquainted with information concerning the operation of Lions Gate and its affiliated entities, including without limitation, financial, personnel, sales, planning and other information that is owned by Lions Gate and regularly used in the operation of Lions Gate's business and that this information constitutes Lions Gate's trade secrets. Employee agrees that he shall not disclose any such trade secrets, directly or indirectly, to any other person or use them in any way, either during the term of this agreement or at any other time thereafter, except as is required in the course of his employment for Lions Gate. Employee further agrees that he will execute the Lions Gate confidential information and intellectual property assignment agreement not later than the date on which he executes this Agreement.

  18. OTHER OFFICERSHIPS: Upon termination hereof, as and when requested by Lions Gate, Employee shall resign all officerships and Directorships of any and all Lions Gate related entities without any additional compensation of any kind whatsoever.

   19. ARBITRATION. Employee and Lions Gate agree that any and all claims or controversies whatsoever brought by Employee, arising out of or relating to this Agreement, his employment with Lions Gate, or otherwise arising between Employee and Lions Gate, will be settled by final and binding arbitration pursuant to the rules of the Arbitration Act (British Columbia) or other mutually agreeable authority. The obligation to arbitrate such claims will survive the termination of this Agreement. The arbitrator shall have the authority to grant all monetary or equitable relief (including, without limitation, injunctive relief and ancillary costs and fees). Judgment on any award rendered by the arbitrator may be entered and enforced by any court having jurisdiction thereof.

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  If the foregoing represents your understanding and agreement and Employees agree to be legally bound by the foregoing terms and conditions, kindly so indicate in the place provided for your signature below.





                                     Lions Gate Entertainment
                                     Corp.


                                     /s/ JON FELTHEIMER
                                     --------------------------
                                     Jon Feltheiner
                                     Chief Executive Officer

  Agreed to and Accepted:


  /s/ GORDON KEEP
-------------------------
  Gordon Keep

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